Exhibit 2.3

Execution Version

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is dated as of November 23, 2019, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Company”), the holders of Company Stock identified on Schedule I to the Agreement (as defined below) (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Company Stockholders (the “Seller Representative”). Buyer, Company and Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Parties previously entered into a Stock Purchase Agreement, dated as of February 22, 2019 (the “Agreement”);

WHEREAS, the Agreement was previously amended on September 24, 2019 (the “First Amendment”);

WHEREAS, Section 11.8 of the Agreement provides in relevant part that the Agreement can be amended only by an instrument in writing signed by Buyer, Company, and to the extent such amendment, supplement, or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative; and

WHEREAS, Buyer, Company, and the Sellers executing this Amendment have agreed to amend the Agreement as provided herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO AGREEMENT

1.1. All references in the Agreement and this Amendment to the “Agreement” shall be deemed to mean the Agreement, as amended by the First Amendment and this Amendment.

1.2. “Article I Certain Definitions” is amended to add the following definition:

“Cash Consideration Note” means a promissory note substantially in the form attached as Exhibit D hereto.

1.3. Subparagraph (a)(iii) of “Section 2.3 Surrender of Company Stock and Disbursement of Closing Transaction Consideration” of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii) deliver, or cause to be delivered, to each Company Stockholder who is listed on Schedule II as receiving Cash Consideration, a Cash Consideration Note with an initial principal amount equal to such amount of Cash Consideration as is set forth next to such Company Stockholder’s name; and

1.4. “Section 8.14 Use of Trust Account Proceeds After the Closing” is amended and restated in its entirety and replaced with the following:

8.14 Use of Trust Account Proceeds After the Closing. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay all unpaid Expenses, including all Transaction Expenses. Any remaining cash will be distributed to the Company Group and used for working capital and general corporate purposes.

1.5. Subparagraph (f) of “Section 9.3 Additional Conditions to Obligations of Sellers” of the Agreement is hereby amended and restated in its entirety to read as follows:

(f) Consideration. Buyer shall have delivered the Closing Share Consideration and the Cash Consideration Notes and the Notes duly executed by Buyer to the applicable Company Stockholders.

1.6. Exhibit D to this Amendment is added to the Agreement as Exhibit D.

ARTICLE II

MISCELLANEOUS

2.1. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.2. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

2.3. Governing Law; Jurisdiction; Waiver of Jury Trial

(a) This Amendment and any claim, cause of action (in law or equity), controversy or dispute arising out of or related to this Amendment, any of the Transactions, the relationship of the Parties, and/or the interpretation, performance and enforcement of the rights and duties of the Parties, whether arising in contract, tort, statutory or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), in each case without giving effect to any conflicts-of-law or other principle that might require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, or if jurisdiction is not proper in such court, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first above written.

BUYER:

GIGCAPITAL, INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman & Chief Executive Officer

COMPANY:

KALEYRA S.P.A.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

SELLERS:

ESSE EFFE S.P.A.

By:	/s/ Simone Fubini
Name:	Simone Fubini
Title:	Presidente del consiglio di amministrazione Chairman of the Board

MAYA INVESTMENTS LIMITED

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Director

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

EXHIBIT D

FORM OF CASH CONSIDERATION NOTE

UNSECURED PROMISSORY NOTE

U.S. $[•]

[•], 2019

[•], California

FOR VALUE RECEIVED, the undersigned, Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (“Maker”), promises to pay to the order of [•], [entity], (“Payee”), at __________________ or at such other place as Payee may designate, the principal sum of [•] Dollars ($[•]), with interest thereon as provided in this Unsecured Promissory Note (“Note”).

1. This Note is being executed in connection with the closing of a Stock Purchase Agreement (the “Purchase Agreement”), dated as of February 22, 2019, as amended, by and among Maker, Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Kaleyra”), all of the shareholders of Kaleyra, including Payee (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Sellers. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As is further set forth in the Purchase Agreement, this Note shall be delivered on the Closing Date, and the principal amount of the Note may be adjusted in accordance with the Purchase Agreement.

2. The outstanding principal balance of this Note, plus all accrued and unpaid interest and fees due under this Note, shall, upon the receipt by the Maker, whether in a debt or equity financing event by the Maker (which may include the receipt of cash from third parties with which the Maker has entered into forward share purchase agreements), of cash proceeds in an amount not less than Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) (the “Financing Proceeds”), be due and payable no later than ten (10) Business Days after Maker receives the Financing Proceeds. The date payment is received from the Financing Proceeds is hereinafter the “Maturity Date.”

3. Commencing on the date hereof until payment in full on the Maturity Date, interest shall accrue at a fixed interest rate equal to LIBOR plus a margin of one percent (1%) per annum, which interest rate as of the date hereof is one and ninety-one hundredths percent (1.09%). As used herein, “LIBOR” means the one-year U.S. Dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

4. This Note is one of a series of individual Notes issued by the Maker to one or more Sellers pursuant to the terms of the Purchase Agreement, and to one or more sponsors of Maker who are separately indebted to Maker as amendments of the notes issued by Maker to those sponsors. This Note shall rank at all times at least pari passu in right of priority of payment and in all other respects with all other notes issued by Maker to such Sellers pursuant to the Purchase Agreement and the sponsors.

5. If any day on which a payment of principal or interest is due is not a Business Day, then such payment shall be due on the next succeeding Business Day.

6. Maker represents and warrants as follows:

(a)

Maker is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(b)

The execution, delivery, and performance of this Note are within Maker’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Maker’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Maker is a party or by which Maker is bound;

(c)

Except as disclosed in writing to Payee prior to the date hereof, there is no action, suit or proceeding affecting Maker pending or, to Maker’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(d)

This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; and

(e)

The incurrence of Maker’s obligations under this Note will not cause Maker to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Maker is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

7. It shall be an “Event of Default” under this Note if:

(a)	Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure;

(b)

Maker commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 7(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(e)	Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 7(b), (c) and (d);

(f)	Maker breaches any representation or warranty contained in this Note;

(g)	Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(h)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

8. Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and any and all other amounts payable hereunder, and all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and/or collection of this Note, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable law. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

9. This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

10. Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The Maker waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, with notice to but without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

11. No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

12. Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

13. Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

14. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered in the manner provided in the Purchase Agreement.

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER”

Kaleyra, Inc., a Delaware corporation

By:
Dr. Avi S. Katz
Chairman of the Board and Chief Executive Officer